EXHIBIT 99.1

Greif, Inc. Announces Completion of Subordinated Note Tender Offer and Issuance of New Senior Notes

DELAWARE, Ohio (Feb. 9, 2007) – Greif, Inc. (Greif) (NYSE: GEF, GEF.B) the global leader in industrial packaging, today announced that it had completed its tender offer for any and all of its outstanding 8 7/8 percent Senior Subordinated Notes due 2012. In the tender offer, which expired on Feb. 8, 2007, subordinated notes in the aggregate principal amount of $245,610,000, representing 99 percent of the outstanding subordinated notes, were tendered to and purchased by the company.

The company also announced that it has issued $300,000,000 aggregate principal amount of its 6 3/4 percent Senior Notes due 2017. The new senior notes, which closed Feb. 9, were issued in a Rule 144A and Regulation S offering. The net proceeds from the issuance of the new senior notes were used to fund the purchase of the subordinated notes in the tender offer. The remaining proceeds will be used for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes described herein. The Company offered the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of notes that does not involve a public offering. The securities offered have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Greif

Greif is the world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in 45 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.